Exhibit 5.1

July 12, 2024

Danimer Scientific, Inc.

140 Industrial Boulevard

Bainbridge, GA 39817

Ladies and Gentlemen:

We have acted as special counsel to Danimer Scientific, Inc., a Delaware corporation (the “Company”), in connection with its filing on May 13, 2024, of a Registration Statement on Form S-3 (File No. 333-279371) with the Securities and Exchange Commission (the “Commission”) relating to the registration of the offering by the Company of up to $350,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on June 5, 2024. The Registration Statement contained a prospectus dated June 5, 2024 (the “Base Prospectus”) and a prospectus supplement, dated July 12, 2024, which was filed with the Commission pursuant to Rule 424(b) under the Securities Act on July 12, 2024 (“Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). The Prospectus Supplement relates to the sale by the Company of up to an aggregate amount of 70,134,322 shares of the Class A common stock, $0.0001 par value per share (the “Common Stock”) of the Company (“Shares”) upon the exercise of warrants (the “Warrants”) issued by us on or about July 12, 2024 as a distribution to holders of (a) shares of Common Stock, (b) 3.250% Convertible Senior Notes due 2026 (on an as-converted basis) (the “Convertible Notes”), and (c) pre-funded common stock purchase warrants dated March 25, 2024 (on an as-exercised basis) (the “pre-funded warrants”) on the record date of May 13, 2024 (each, a “Pre-Funded Warrant” and, collectively, the “Pre-Funded Warrants”), which Common Stock Warrants were issued by the Company pursuant to a Warrant Agreement, dated as of July 12, 2024, between Continental Stock Transfer & Trust Company, as Warrant Agent, and the Company (the “Warrant Agreement”).

In our capacity as special counsel to the Company in connection with the matters referred to above, we have examined copies of the following: (i) the Fifth Amended and Restated Certificate of Incorporation of the Company currently in effect (the “Amended and Restated Certificate”), (ii) the Second Amended and Restated By-laws of the Company currently in effect (the “Amended and Restated By-laws”), (iii) certain records of the Company’s corporate proceedings as reflected in its minute books, (iv) the Warrant Agreement, (v) the form of

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Warrants, (vi) the form of Pre-Funded Warrant, (vii) the form of Convertible Notes, (viii) the Registration Statement, in the form it was filed with the Commission, and (ix) the Prospectus with respect to the shares of Common Stock, in the form filed with the Commission. We have also examined a certified copy of the resolutions of the Company’s Board of Directors (the “Board”) adopted at a meeting of the Board held on April 30, 2024 authorizing the offering and the transaction, documents and agreements related thereto. We have also examined such other documents, papers, authorities and statutes as we have deemed necessary to form the basis of the opinions hereinafter set forth.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. As to certain facts material to this opinion, we have relied upon oral or written statements and representations of officers and other representatives of the Company including that the number of shares of Common Stock which the Company is authorized to issue in its Amended and Restated Certificate exceeds the sum of (a) the number of shares of Common Stock currently outstanding, (b) the number of shares of Common Stock held as treasury shares, (c) the number of shares of Common Stock the Company has otherwise reserved for issuance for any purpose, and (d) the number of Shares the Company is obligated to issue pursuant to the Warrant Agreement in connection with the exercise by holders of any of the Warrants, and that such condition will remain true at all future times relevant to this opinion. We have also assumed the delivery of the Prospectus with respect to the Shares of Common Stock offered and issued upon the exercise of Warrants, in compliance with the Securities Act. We have also assumed the absence of any undisclosed modifications to the agreements and instruments reviewed by us, and that each party to the Warrant Agreement (other than the Company) will have duly authorized, executed and delivered such agreement and complied with all legal requirements pertaining to its status as such status relates to the right to enforce such agreements against the Company and will have satisfied those legal requirements applicable to it to the extent necessary to make such agreements enforceable against it. We have also relied on certificates of public officials, and such other documents and information as we have deemed necessary or appropriate to enable us to render the opinions expressed below. We have not undertaken any independent investigation to determine the accuracy of any such facts.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that following the (a) execution and delivery by the Company of the Warrants pursuant to the terms of the Warrant Agreement, (b) receipt by the Company of the consideration for the Warrants specified in the Warrant Agreement, and (c) exercise of the Warrants pursuant to their terms, receipt by the Company of the exercise price for the Shares as specified in the Warrants, and issuance by the Company of the Shares thereunder, including issuance thereof by the Company’s transfer agent and registrar, the Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement, which is a part of the Registration Statement. In giving this consent, we

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do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We are qualified to practice law in the State of New York and do not purport to be experts on any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States generally applicable to the transactions set forth in the Prospectus Supplement. We are not admitted or qualified to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we deem necessary to render the opinions contemplated herein. We express no opinion regarding the Securities Act, or any other federal or state securities laws or regulations.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion letter is limited to the specific legal matters expressly set forth herein and is limited to present statutes, regulations and administrative and judicial interpretations. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or regulations.

Very truly yours,

KANE KESSLER, P.C.

/s/ Kane Kessler, P.C.

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